UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

APPLIED ENERGETICS, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

APPLIED ENERGETICS, INC.
9070 S Rita Road, Suite 1500
Tucson, Arizona 85747

November 4, 2026

Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Applied Energetics, Inc. (“Applied Energetics”) on December 15, 2026, at 10:00 a.m. Arizona time (the “Annual Meeting”). The Annual Meeting will be held at Applied Energetics’ headquarters at 9070 S Rita Road, Suite 1500, Tucson, Arizona 85747. During our Annual Meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, and, as time permits at the end of the Annual Meeting, we will discuss our business operations and answer questions.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER SHARES OF COMMON STOCK THAT YOU OWN. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote prior to the Annual Meeting by any of the following methods:

Internet	Mail
Visit the website noted on your proxy card to vote via the internet	Sign, date and return your proxy card in the enclosed envelope to vote by mail

On behalf of the Board of Directors and management, I thank you for your continued support and hope you will attend the Annual Meeting.

The notice also contains instructions on how to receive a printed copy of your proxy materials. You may vote over the internet or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card (or voting instruction form, if you hold your shares through a broker). Please review the instructions for each of your voting options described in the Proxy Statement, as well as in the notice you will receive in the mail.

We are delighted to have you as a stockholder of Applied Energetics and thank you for your ongoing support.

Sincerely,

/s/ Christopher Donaghey
President and Chief Executive Officer

APPLIED ENERGETICS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 15, 2026

TO THE STOCKHOLDERS OF APPLIED ENERGETICS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Applied Energetics, Inc. (“Applied Energetics” or the “Company”) will be held on Tuesday, December 15, 2026, at 10:00 a.m. Arizona time (the “Annual Meeting”), at the Company’s headquarters at 9070 S Rita Road, Suite 1500, Tucson, Arizona 85747, for the following purposes:

1.	To elect the following members of the Company’s Board of Directors (the “Board”), each to serve for the terms set forth opposite his or her name and until his or her successor is duly elected and qualified:

Name	Term
Ricardo C, Rodriguez	Three Years
Michael J. Alber	Three Years
John E. Schultz Jr.	Three Years

2.	To ratify the appointment of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and

3.	To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement for Annual Meeting of Stockholders. We are beginning mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about November 4, 2026, to stockholders of record at the close of business on October 19, 2026. The Notice contains instructions on how to access our Proxy Statement, our 2025 Annual Report on Form 10-K and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials. Only stockholders of the Company of record at the close of business on October 19, 2026, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

All stockholders of the Company are cordially invited to attend the Annual Meeting. However, to ensure your representation at the Annual Meeting, you are urged to vote in advance over the Internet, or by marking, signing, dating, and returning your proxy card. You may revoke your voted proxy at any time prior to the Annual Meeting or vote in person if you attend the Annual Meeting.

Dated: November 4, 2026	By Order of the Board of Directors,

/s/ Mary P. O’Hara
General Counsel, CLO and Secretary

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES PROMPTLY TO ENSURE THEY ARE REPRESENTED. NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER OR OTHER INTERMEDIARY, AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A LEGAL PROXY FORM FROM THAT RECORD HOLDER.

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available at: www.proxyvote.com or our website, www.appliedenergetics.com.

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APPLIED ENERGETICS, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY

General Voting and Meeting Information

The Notice and Access cards detailing the availability of this Proxy Statement and proxy card are being mailed to stockholders on or about November 4, 2026, and all proxy documents will be made available via: www.proxyvote.com. It is important that you carefully review the proxy materials and follow the instructions below to cast your vote on all voting matters.

Voting Methods

Even if you plan to attend the Annual Meeting, please vote as soon as possible by using one of the following advance voting methods.

Voting via the internet helps save money by reducing postage and proxy tabulation costs.

VOTE BY INTERNET* 24 hours a day/7 days a week

Instructions:

1.   Read this Proxy Statement.

2.   Go to the applicable website listed on your proxy card or voting instruction form.

3.   Have this Proxy Statement, proxy card, or voting instruction form in hand and follow the instructions.

VOTE BY MAIL	Instructions: 1. Read this Proxy Statement. 2. Fill out, sign and date each proxy card or voting instruction form you receive and return it in the prepaid envelope.

*	If you are a beneficial owner holding shares through a bank, broker, or other nominee, you may vote via the internet if your bank, broker, or other nominee makes those methods available, in which case they will include the instructions with the proxy materials. If you are a stockholder of record, the Company will include instructions on how to vote via internet directly on your proxy voting card.

Voting at the Annual Meeting

Stockholders of record as of October 19, 2026 (the “Record Date”) may vote at the Annual Meeting. Beneficial owners holding through a bank, broker or other nominee may vote by attending the Annual Meeting if they have a “legal proxy” from their brokerage firm, bank, or custodian giving them the right to vote the shares. Beneficial owners should contact their bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting.

Voting Matters and Board Recommendations

Stockholders are being asked to vote on the following matters at the 2026 Annual Meeting:

PROPOSAL 1 — Election of Directors

Recommendation: FOR

The Board believes that the nominees’ knowledge, skills, and abilities make them the most effective board members to continue to steer the Company through this period of its development.

PROPOSAL 2 — Ratification of the Appointment of RBSM LLP as the Company’s Independent Registered Public Accounting Firm.

Recommendation: FOR

The Board has appointed RBSM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. The Board believes that the retention of RBSM LLP is in the best interests of the Company and its stockholders and is seeking ratification and approval of its selection. Such approval is not required under the Company’s Certificate of Incorporation, By-laws or other constituent documents.

QUESTIONS AND ANSWERS

Q: Why am I receiving these materials?

A: Our Board has made these materials available to you on the internet or, upon your request, delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Company’s Annual Meeting of Stockholders, which will take place at 10:00 a.m. Arizona time on Tuesday, December 15, 2026, at the Company’s headquarters at 9070 S Rita Road, Suite 1500, Tucson, Arizona 85747. As a stockholder, you are invited to attend the Annual Meeting, and you are requested to vote on the items of business described in this Proxy Statement.

Q: What is a proxy statement and what is a proxy card?

A: A proxy statement provides you with information you need to make an informed decision regarding whether to designate a proxy to vote your shares at the Annual Meeting. The proxy card is a document you sign indicating who may vote your shares of common stock, and the person you designate to vote your shares is called a proxy. By signing and returning the proxy card provided by the board, you are designating the proxies named therein as your proxy to cast your votes at the Annual Meeting. The proxies intend to cast your votes as you indicate on the proxy card.

The Company’s management and other related persons may solicit proxies. The Company will bear the cost of soliciting proxies and will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable, out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common stock.

Q: Who is entitled to vote at the 2026 Annual Meeting of Stockholders?

A: Only stockholders of record of Applied Energetics, Inc. at the close of business on the Record Date may vote at the 2026 Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date.

Q: What is the difference between a stockholder of record and a beneficial owner?

A: A “stockholder of record” is one that holds shares, registered directly in his, her or its name with the Company’s transfer agent, Continental Stock Transfer and Trust. As a stockholder of record, you should receive a notice regarding the availability of the Proxy Statement, Annual Report, and proxy card directly from us.

The term “beneficial owner” is used in a broader sense to include those whose shares are held in a brokerage account or by a bank or other nominee. As a beneficial owner, you will receive a notice regarding the availability of the Proxy Statement, Annual Report, and voting instruction form forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct the holder of record to vote your shares by following the instructions provided in your proxy materials. If you do not give instructions to the holder of record of your shares, it will nevertheless be entitled to vote your shares with respect to “routine” items but will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Q: Will there be any other items of business on the agenda?

A: We do not expect any other items of business. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Q: How will my shares be voted?

A: If you indicate your intention with respect to any or all proposals listed on the proxy card, your shares will be voted in accordance with your wishes as so indicated. If you sign and return the proxy card, but do not specify how your shares are to be voted, the proxies intend to vote your shares FOR the director nominees in Proposal No. 1 and FOR Proposal No. 2.

Q: What constitutes a quorum?

A: A quorum is the minimum number of shares that must be represented at the Annual Meeting in order to conduct business. Under Section 2.07 of our By-laws, the presence at the Annual Meeting, in person or represented by proxy, of a majority in voting power of the shares of the Company entitled to vote at the Annual Meeting will constitute a quorum. As of the close of business on the Record Date, there were 224,374,884 shares of common stock outstanding, each entitled to one vote. Shares represented by proxies that are marked “FOR,” “AGAINST,” “WITHHOLD” or “ABSTAIN,” and shares held by brokers, banks or other nominees that are present but not voted on a particular proposal (“broker non-votes”), will all be counted as present for purposes of determining whether a quorum has been established. Once a quorum has been established, it will not be broken by the subsequent withdrawal of enough shares to leave less than a quorum.

Q: What is the deadline for submitting a proxy?

A: To ensure that proxies are received in time to be counted prior to our Annual Meeting, proxies submitted by Internet or by mail should be received by 11:59 p.m. Arizona time on December 14, 2026.

Q: What is “householding” and how does it affect me?

A: With respect to eligible stockholders who share a single address, we may send only one Proxy Statement to that address unless we receive instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate notice or proxy statement in the future, he or she may contact Applied Energetics, Inc., 9070 S Rita Road, Suite 1500, Tucson, Arizona 85747, Attn: Investor Relations; telephone: (520) 628-7415. Eligible stockholders of record receiving multiple copies of our Notice and Proxy Statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the intermediary.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the Notice or Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to our Investor Relations at the address or phone number set forth above.

Q: What does it mean if I receive more than one set of proxy materials?

A: If you hold your shares in more than one account, you will receive notices for each account. To ensure that all of your shares are voted, please submit all proxy cards for which you receive a notice.

Q: Who counts the votes?

A: All votes will be tabulated by Broadridge Investor Communication Solutions, Inc., the inspector of elections appointed for the Annual Meeting. Each proposal will be tabulated separately.

Q: What are my choices when voting?

A: As to the Election of Directors (Proposal 1), you may vote in favor of all nominees for director, vote in favor of specific nominees for director (and withhold votes from the other nominees for director) or vote to withhold authority to vote for all nominees for director. As to the Ratification of the Appointment of RBSM LLP as the Company’s Independent Registered Public Accounting Firm (Proposal 2), stockholders may vote for the proposal, against the proposal, or abstain from voting on the proposal.

Q: What are the Board’s recommendations on how I should vote my shares?

A: The Board recommends that you vote your shares as follows:

“FOR” Election of the nominees for director; and

“FOR” Ratification of the Appointment of RBSM LLP as the Company’s Independent Registered Public Accounting Firm.

Q: What happens if I do not give specific voting instructions in my returned proxy?

A: If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

“FOR” Election of the nominees for director; and

“FOR” Ratification of RBSM LLP as the Company’s Independent Registered Public Accounting Firm.

Q: Can I change my vote?

A: Yes. If you are a stockholder of record, you may revoke your proxy at any time by any of the following means:

●	Attending the Annual Meeting in person and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Annual Meeting to revoke your proxy.

●	Voting over the Internet (only your latest Internet vote submitted prior to the Annual Meeting will be counted).

●	Completing and submitting a new valid proxy bearing a later date.

●	Giving written notice of revocation to the Company addressed to Mary P. O’Hara, General Counsel, CLO and Secretary, at the Company’s address above, which notice must be received before 11:59 p.m., Arizona time, on December 14, 2026.

If you are a street name holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Q: What is the vote required for each proposal to pass?

A: Required votes for each proposal are as follows:

Proposal No. 1 — Election of Directors: As provided in our Certificate of Incorporation, as amended, directors are elected by a plurality vote. At the Annual Meeting, the three nominees receiving the highest number of votes “FOR” their election will be elected to Class III of the Board, provided a quorum is present. Because directors are elected by a plurality, a nominee who receives more votes “FOR” than the other nominees will be elected even if that nominee receives votes “FOR” from less than a majority of the shares present or outstanding. Cumulative voting is not permitted, and each share of common stock is entitled to one vote for each director to be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more nominees will not be counted as a vote “FOR” that nominee but will be counted as present for purposes of determining whether a quorum exists and will have no other effect on the outcome of the election. Broker non-votes, if any, will likewise have no effect on the election of directors. Shares represented by properly executed proxies for which no voting instruction is given will be voted “FOR” the election of each nominee named in this Proxy Statement.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm: Under Section 2.09(c) of our By-laws, the ratification of the appointment of RBSM LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Because abstentions are counted as shares present and entitled to vote on the proposal, an abstention will have the same effect as a vote “AGAINST” the proposal. We believe that Proposal No. 2 is a “routine” matter on which a broker, bank or other nominee is generally empowered to vote without instructions from the beneficial owner, and we therefore do not expect broker non-votes on this proposal; to the extent any broker non-votes occur, they will not be treated as shares entitled to vote on the proposal and will have no effect on the outcome. If you are a beneficial owner holding shares through a broker, bank, or other nominee and you do not provide voting instructions, your broker, bank or nominee may vote your shares on this proposal.

Q: How are abstentions and broker non-votes treated?

A: Abstentions and broker non-votes are each counted as present for purposes of determining whether a quorum exists at the Annual Meeting. Because directors are elected by a plurality vote, abstentions, withheld votes and broker non-votes will have no effect on the outcome of Proposal No. 1. With respect to Proposal No. 2, which requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal, an abstention will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote, if any, will have no effect on the outcome.

Q: Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

A: No. None of our stockholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

Q: What are the solicitation expenses and who pays the cost of this proxy solicitation?

A: Our Board is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, intermediaries and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use officers, employees or consultants of the Company to ask for proxies, as described below.

Q: Is this Proxy Statement the only way that proxies are being solicited?

A: No. In addition to the solicitation of proxies by use of the mail, officers, employees, and consultants of the Company may solicit the return of proxies, either by mail, telephone, email or through personal contact. These officers, employees, and consultants will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, intermediaries and fiduciaries, in connection with shares of the common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of common stock.

Q: Where can I find voting results?

A: The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the Securities and Exchange Commission within four business days following the Annual Meeting.

Q: Who can help answer my questions?

A: The information provided above in this “Questions and Answers” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to in this Proxy Statement. If you have any questions, or need additional material, please feel free to contact Mary P. O’Hara, the Company’s General Counsel, CLO and Secretary.

PROPOSAL 1

Election of Directors

The following individuals are nominated to serve in Class III of the Board, each for the term and in the class set forth opposite his name:

Name	Term	Class
Ricardo C. Rodriguez	Three Years	Class III
Michael J. Alber	Three Years	Class III
John E. Schultz Jr.	Three Years	Class III

Issued and outstanding shares of our common stock are entitled to one vote per share for each director for the term indicated and until a successor has been elected and qualified or the director’s earlier resignation or removal. Cumulative voting is not permitted. Pursuant to our Certificate of Incorporation, as amended, our Board is divided into three classes with each class of directors serving for a three-year term or until successors of directors serving in that class have been elected and qualified. The Board is proposing for election to Class III the directors listed above, each to serve for three years indicated following the date of the Annual Meeting.

Unless stated to be voted otherwise, each proxy will be voted for the election of the nominees named and for the terms set forth above. The nominees have consented to serve as directors if elected. If a nominee becomes unavailable for election before the Annual Meeting of Stockholders, the Board may name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

Information about Director Nominees

Mr. Schultz joined the Board in November of 2018 and Mr. Alber joined in April 2024. The Board is nominating Mr. Rodriguez, to be voted on by the stockholders for the first time and, if elected, to serve in Class III. Following is a brief description of the business experiences, ages as of September 30, 2026, and positions and offices with the Company for each of the director nominees. Additional information regarding management, including incumbent directors in Classes I and II, and compensation appears elsewhere in this Proxy Statement.

Ricardo C. Rodriguez, Director Nominee, age 41

Mr. Rodriguez has served as Chief Financial Officer of Amprius Technologies (NYSE: AMPX), a pioneer in commercially proven, ultra-high-energy-density silicon-anode batteries engineered for aviation, defense systems, and national security applications, since October 2025. During his tenure at Amprius, Mr. Rodriguez has spearheaded the company’s capital strategy and non-dilutive funding initiatives, notably capturing an award of up to $75 million from the Department of Defense (DoD) Industrial Base Analysis and Sustainment (IBAS) program to expand domestic production capabilities while maintaining strict balance sheet discipline. Prior to joining Amprius, from April 2022, he served as Chief Financial Officer and Treasurer of Aspen Aerogels, Inc. (NYSE: ASPN), an advanced materials company and, from November 2021 to April 2022, as Aspen’s Chief Strategy Officer. From February 2019 to November 2021, he was a Corporate Strategy Director at Aptiv, a global automotive technology company, where he led the establishment of the Vehicle Electrification Systems group, among other value-adding initiatives. From April 2010 to February 2019, he held finance, planning, and operational leadership roles at ClearMotion; General Motors’ OnStar division (in-vehicle safety and security); Amazon; and Fiat Chrysler Automobiles (now Stellantis). Earlier in his career, Mr. Rodriguez was an investment banker at Lazard, a financial advisory firm, focusing on automotive mergers and acquisitions and restructuring advisory services. He received his Bachelor of Science degree in Mechanical Engineering from General Motors Institute / Kettering University while working at Magna International and holds an MBA from Harvard Business School.

Michael J. Alber, Director, age 69

Mr. Alber has an extensive career spanning over 35 years in corporate finance, capital markets, treasury, risk allocation and mergers and acquisition experience. From April 2021, he was the Chief Financial Officer and Founder of First Light Acquisition Group (NYSE: FLAG), a special purpose acquisition company. He previously served on the SSA (Special Security Agreement) of AceInfo Tech (subsidiary of Dovel Technologies) and advisory board of Sincerus Global Solutions. From June 2016, he was the Chief Financial Officer and Executive Vice President of KeyW (NASDAQ: KEYW), until its sale to Jacobs (NYSE: J) in June 2019. During this period, he led several capital market transactions along with two strategically important M&A transactions, one that resulted in a record setting sale multiple and change in control. Mr. Alber served as a Principal with Growth Strategy Leaders, a business and financial consulting firm (specializing in M&A and due diligence support), from April 2015 to May 2016, and as Chief Financial Officer and SVP at Engility Corporation (NYSE: EGL) a $2.5 billion technology services and solutions provider to both U.S. Government and International customers from May 2012 to March 2015. During this period, he supported the company’s spin-out from L3 Technologies as a stand-alone publicly traded company. Prior to Engility, Mr. Alber held the position of Chief Financial Officer and Treasurer at Alion Science and Technology from 2007 to 2012. He has also held senior executive positions at SAIC (NYSE: SAIC) for 18 years, where he served as a Senior Vice President and Group CFO, and prior to that was Director of Finance at Network Solutions, Inc. He has served on the board of directors of Sincerus Global Solutions, a private company, since October 2022. Mr. Alber received his Bachelor of Science degree from George Mason University in Business Administration with a concentration in finance and subsequently completed an Advanced Management Program (AMP) at Georgetown University’s McDonough School of Business.

John E. Schultz Jr., Director, age 72

Mr. Schultz was elected as a Company director on November 11, 2018. Mr. Schultz helped drive the initial recapitalization efforts of Applied Energetics in 2018. He was part of the team that led the 2018 proxy of Applied Energetics, establishing a new Company board and management team and recapitalizing the Company to pursue the development of its technology and IP portfolio. Additionally, Mr. Schultz has had a long affiliation with Wall Street, having founded CSG Spectra, Inc., a risk analytics firm, in 1984. He also founded Oak Tree Asset Management Ltd. in 2000, where he actively trades securities in managed LLC’s. Mr. Schultz’s strong networks have emphasized outside-the-box investment opportunities and early-stage new frontier private equity investment deals. Mr. Schultz has an intimate knowledge of Applied Energetics, including its history and financials and has in the past served as a consultant to the Company. Mr. Schultz is a graduate of California State University at Long Beach.

For additional information regarding incumbent directors, including service on board committees, independence, and compensation, see “Directors and Executive Officers” elsewhere in this Proxy Statement.

Board Meetings and Attendance

The Board generally holds at least one formal telephonic meeting per month and frequently schedules an additional informal conference call for informational purposes only. During the fiscal year ended December 31, 2025, the board held 13 formal meetings, 12 of which were regularly scheduled and one of which was a special meeting. Each of the directors attended at least 75% of the meetings. All directors and the new director nominee are expected to attend the 2026 Annual Meeting either in person or via remote access. Each of the directors then in office also attended the 2025 Annual Meeting.

The named incumbent directors and new director nominee are nominated for election to the Board for the terms set forth above.

Vote Required

In compliance with our Certificate of Incorporation, as amended, the three director nominees receiving the highest number of votes “FOR” their election will be elected to serve in Class III of the Board, each for a three-year term and until his successor has been duly elected and qualified or until his earlier death, resignation, disqualification or removal.

The Board recommends that Stockholders vote “FOR” election of the nominees for director named above.

PROPOSAL 2

Ratification of the Appointment of RBSM LLP
as the Company’s Independent Registered Public Accounting Firm
for the Fiscal Year Ending December 31, 2026

The Board has selected RBSM LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. The Board is submitting the appointment of our independent registered public accounting firm to the stockholders for ratification at the Annual Meeting.

A representative of RBSM LLP is expected to be available either in person or by teleconference at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of RBSM LLP as the Company’s independent registered public accounting firm is not required by the Company’s Certificate of Incorporation, By-laws or otherwise; however, the Board is submitting the selection of RBSM LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the board will review its future selection of an independent registered public accounting firm considering that vote result. Your ratification of the appointment of RBSM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, does not preclude us from terminating our engagement of RBSM LLP and retaining a new independent registered public accounting firm if we determine that such an action would be in the best interests of the Company and its stockholders.

Vote Required

Ratification of the appointment of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Because abstentions are counted as shares present and entitled to vote on the proposal, an abstention will have the same effect as a vote “AGAINST” the proposal. We believe that Proposal No. 2 is a “routine” matter on which a broker, bank or other nominee is generally empowered to vote without instructions from the beneficial owner, and we therefore do not expect broker non-votes on this proposal; to the extent any broker non-votes occur, they will not be treated as shares entitled to vote on the proposal and will have no effect on the outcome.

The Board recommends a vote “FOR” the ratification of the appointment of RBSM LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.

Audit Committee Report

The following Audit Committee Report is not deemed to be “soliciting material,” is not deemed to be filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language contained in any such filing, except to the extent that the Company specifically incorporates this report by reference therein.

The Audit Committee of the Board was established in September 2025. The Audit Committee operates under a written charter approved by the Board. Management is responsible for the Company’s internal control over financial reporting, for the preparation of the Company’s consolidated financial statements and for the financial reporting process. RBSM LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and with RBSM LLP.

The Audit Committee discussed with RBSM LLP the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission, including the critical accounting policies and practices used in the preparation of the Company’s consolidated financial statements, alternative accounting treatments within generally accepted accounting principles that were discussed with management, and other material written communications between RBSM LLP and management.

The Audit Committee received from RBSM LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding RBSM LLP’s communications with the Audit Committee concerning independence and has discussed with RBSM LLP its independence from the Company and its management. In connection with that review, the Audit Committee also considered the non-audit services provided by RBSM LLP and the fees paid for all audit and non-audit services, which are described under “Principal Accountant Fees and Services” below, and determined that the provision of those services was compatible with maintaining RBSM LLP’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the Securities and Exchange Commission. The Audit Committee also recommended, and the Board approved, the selection of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, subject to ratification by stockholders as described under “Proposal 2” elsewhere in this Proxy Statement.

Submitted by the Audit Committee of the Board of Directors:

Michael J. Alber, Chairman

Bradford T. Adamczyk

A. Scott Andrews

Principal Accountant Fees and Services

On December 5, 2024, the Company engaged RBSM LLP as its independent registered public accounting firm for the audit of our financial statements for the year ended December 31, 2024. On November 15, 2025, the Company engaged RBSM LLP as its independent registered public accounting firm for the audit of our financial statements for the year ended December 31, 2025. The following is a summary of the fees billed to the Company by RBSM LLP for professional services rendered for the years ended December 31, 2025 and 2024, respectively.

	2025	2024
Audit fees	$70,500	$68,500
Audit related fees	-	-
All other fees	-	7,000
Tax fees	7,500	7,000
	$78,000	$82,500

Fees for audit services include fees associated with the annual audit of the Company and its subsidiaries and the review of our quarterly reports on Form 10-Q. Other fees include review and consent with respect to registration statements which require such review. Tax fees include tax compliance, tax advice, research and development credits and tax planning related to federal and state tax matters.

Pre-Approval Policies and Procedures

Consistent with the SEC requirements regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Under the policy, the Audit Committee must approve non-audit services prior to the commencement of the specified service. Our independent registered public accounting firm, RBSM LLP, has verified to the Audit Committee that it has not performed, and will not perform, any prohibited non-audit service.

DIRECTORS, DIRECTOR NOMINEE AND EXECUTIVE OFFICERS

The following is information with respect to our directors, director nominee and executive officers. Ages are given as of September 30, 2026:

Name	Age	Principal Position	Term Expires in	Director Since	Board Committee
Directors and Nominee
Bradford T. Adamczyk	57	Executive Chairman and Director	2028	March 2018	Audit, Compensation
Christopher Donaghey	54	President, Chief Executive Officer and Director	2027	June 2025	N/A
Mary P. O’Hara	59	General Counsel, Chief Legal Officer, Secretary and Director	2028	August 2021	N/A
A. Scott Andrews	68	Director	2027	June 2025	Audit, Compensation (Chairman)
John E. Schultz Jr.	72	Director	2026	November 2018	N/A
Michael J. Alber	69	Director	2026	April 2024	Audit (Chairman), Compensation
Ricardo C. Rodriguez*	41	Director Nominee	-	-	N/A
Executive Officers
Warren J. Spector	68	Chief Financial Officer	N/A	N/A	N/A
Gregory J. Quarles**	65	CEO Emeritus and Government and Institutional Relations Executive	2026	May 2019	N/A
Stephen W. McCahon	66	Chief Science Officer	N/A	N/A	N/A
David E. Spence	59	Chief Product Officer	N/A	N/A	N/A

*	Mr. Rodriguez is currently a director nominee, who, if elected to Class III at the Annual Meeting, would serve until 2029 along with Messrs. Schultz and Alber.

**	Dr. Quarles has served as a director of the Company since May 2019 and will serve as a director until the Annual Meeting.

Information Regarding Existing Directors Not Standing for Re-Election and Executive Officers

The following directors are in Classes I and II which are not up for re-election. For information regarding incumbent Class III directors who are standing for re-election, as well as the director nominee, see Proposal 1 elsewhere in this Proxy Statement.

Bradford T. Adamczyk: Mr. Adamczyk has served as Executive Chairman of the Company since November 2021 and as Chairman of the Board since May 2019. He has been a member of the Board since March 2018, following a proxy contest that resulted in the reconstitution of the Company’s board and management team. He also served as the Company’s Principal Executive Officer from August 2018 to May 2019 during the Company’s search for a permanent Chief Executive Officer. In December 2017, Mr. Adamczyk, together with a group of stockholders, initiated a recapitalization of the Company, culminating in the March 2018 proxy process that repositioned the Company to pursue development of its technology and intellectual property portfolio. During his tenure, he has led a range of board and strategic initiatives, including driving capital-raising efforts to fund the Company’s technology development and operations, recruiting and assembling the Company’s senior leadership team and recruiting and retaining key personnel, supporting legal and strategic efforts to recover millions of shares of Company stock, directing corporate and investor outreach, and preparing the Company for a potential uplisting to a national securities exchange. Mr. Adamczyk has over 30 years of experience in investment management and financial analysis. He is the founder of MoriahStone Investment Management, established in 2013, which focuses on public equity and small-cap private investments. From 2014 to 2024, he served on the board of directors of BroVo Spirits, LLC, including as Chairman from 2018 to 2024, and continues to serve as a director. Prior to founding MoriahStone, Mr. Adamczyk was a senior securities analyst at Columbus Circle Investors, where he focused on traditional and emerging technology investments. He began his career at Morgan Stanley. Mr. Adamczyk holds an MBA from the University of Michigan and a bachelor’s degree from Western Michigan University, where he graduated magna cum laude.

Christopher Donaghey: Mr. Donaghey has served as the Company’s President and Chief Executive Officer since November 2024. Prior to that date, he served as the Company’s Chief Operating and Financial Officer from July 2022. He continued to function as the Company’s principal financial officer through January 2026. Mr. Donaghey is an experienced financial executive with extensive experience in the defense industry. From June 2018 until July 2022, Mr. Donaghey served as senior vice president and head of corporate development for Science Applications International Corporation (SAIC), a defense and government agency technology integrator, where he was responsible for executing the company’s mergers and acquisitions (M&A) and strategic ventures strategy. He joined SAIC in 2017, as senior vice president of finance for SAIC’s operations until June 2018. Mr. Donaghey is also a Co-Founder and Chairman of the Board of the Silicon Valley Defense Group, a non-profit organization whose mission is to create the nexus of pioneering ideas, people, and capital that will unlock new sources of innovation for national security and power the digital evolution of the defense industrial base. Prior to joining SAIC, Donaghey was Vice President of Corporate Strategy and Development for KeyW Corporation, a national security solutions provider for the intelligence, cyber and counterterrorism communities, where he guided the overall corporate strategy, M&A, and capital markets activities. Mr. Donaghey was also a senior research analyst for SunTrust Robinson Humphrey Capital Markets during which time, he was ranked the number one defense analyst and number two analyst overall for stock selection by Forbes/Starmine in 2005 and was named in the Wall Street Journal Best on the Street survey in 2005, 2008, and 2009. Mr. Donaghey served in the U.S. Navy Reserve where he provided scientific and technical analysis of missile guidance and control systems and advanced electronics for the Short-Range Ballistic Missile group at the Defense Intelligence Agency’s Missile and Space Intelligence Center. Donaghey earned his bachelor’s degree in mechanical engineering from Texas Tech University and served as an officer in the U.S. Navy. Mr. Donaghey also completed the Advanced Management Program at Harvard University in 2021. Mr. Donaghey served on Applied Energetics’ Board of Advisors from April 30, 2019 until becoming Chief Operating and Financial Officer.

Mary P. O’Hara: Ms. O’Hara was appointed to the Board in August 2021. Ms. O’Hara was appointed General Counsel and Chief Legal Officer in January 2022 and Secretary in September 2022. She has been in private law practice for over thirty years and has broad experience in all facets of securities, corporate and commercial law. Prior to joining the Company full-time, she was affiliated with the law firm of Masur, Griffitts, Avidor, LLP (now known as Griffitts LLP) and had represented the Company for several years as outside counsel. Previously, she was a partner at Hodgson Russ LLP and an associate at Fulbright & Jaworski LLP (now known as Norton Rose Fulbright) and Mayer Brown & Platt, LLP (now known as Mayer Brown LLP). Ms. O’Hara has a J.D. from New York University School of Law and a B.A. in Economics, magna cum laude, from the University of New Mexico.

A. Scott Andrews: Mr. Andrews is a proven leader and accomplished executive with a history of success across a wide range of industries, including manufacturing, transportation, financial services, entrepreneurship, and higher education. Since 2022, he has served as Chair-Board of Trustees of The Virginia Retirement System (VRS), an independent state agency and the 14th largest public or private pension fund in the U.S. Since 2019, he has served as Chairman and CEO of Northern Contours, Inc., a leading manufacturer of alternative cabinet and furniture components using advanced engineering, He has also served on its Board of Directors since 2006. He has been a Co-Founder and Partner in Harvest Equity Investments, LLC. He was President & Chief Executive Officer of Grantham University in 2017 and 2018. Mr. Andrews has served on the Board of Directors of Journey Health since 2024 and has previously been on the boards of World Air Holdings, Inc.(NASDAQ: WLDA), serving as Chairman of the Audit Committee and the Special Committee on Strategic Alternatives, and of Grantham Education Corporation, where he was also Chairman of the Audit Committee and a member of the Special Committee on Strategic Alternatives, in addition to serving as its President and CEO. Mr. Andrews received his BA in Economics, cum laude, from the University of Virginia and is a Fellows Program Graduate of the Halftime Institute.

Warren J. Spector: Mr. Spector was appointed to serve as the Company’s Chief Financial Officer in January 2026. Prior to that appointment, he had served as Vice President of Finance since June 2025. From January 2022 through May 2025, Mr. Spector served as Chief Financial Officer of Crossroads Live, a leading producer of large-scale theatrical entertainment, operating in the US, UK, Australia, and Asia. During 2021, he was a private consultant. Prior to that, he served as Chief Financial Officer of Raycom Media, previously one of the largest US privately held local media companies, providing strategic finance leadership which contributed directly to its later acquisition by Gray Television for approximately $3.35 billion. He also serves on the Board of Directors of BroVo Spirits. Mr. Spector holds an MBA from UCLA’s Graduate School of Management and a bachelor’s degree in economics from UCLA. He is a CPA (inactive) and has extensive experience working with boards of directors, audit committees, lenders, and investors across both private-equity-backed and publicly traded companies. As Chief Financial Officer, Mr. Spector oversees all finance, accounting, treasury, and reporting functions, including SOX readiness, audit and internal controls, and capital markets strategy.

Gregory J. Quarles: Dr. Quarles has served as the CEO Emeritus and as the Executive for Government and Institutional Relations since November 2024. Prior to this time, he served as the Company’s Chief Executive Officer and as a Company director effective May 2019, and as President from January 2021. Prior to May 2019, he had served on the Company’s Scientific Advisory Board since March 2017. Before joining Applied Energetics, Dr. Quarles spent eight years with Optica (formerly, The Optical Society of America) in Washington D.C., both as a member of the Board and the Executive Committee (three years) and more recently as the Chief Scientific Officer (five years). His responsibilities at Optica encompassed a broad range of scientific, technical and engineering infrastructure, and included content development for the Optica meetings portfolio, along with many other related projects, highlighted by his reports to Congress. Moreover, Dr. Quarles had been personally involved through Optica, in the establishment of many crucial partnerships involving major R&D laboratories and global agencies worldwide. This involvement included being a long-standing member of the U.S. Department of Commerce, Bureau of Industry and Security, and Sensors and Instrumentation Technical Advisory Committee. In addition to his executive leadership, Dr. Quarles is a well-respected member of the laser development community globally with over 35 years of experience since the award of his Ph.D. from Oklahoma State University. He has served on the board of directors of Nanocerox, Inc., a private company, since 2011, and on the Physics Department Advisory Board of Oklahoma State University, and the LLE Advisory Board of the University of Rochester, since 2017 and 2021, respectively. He is a Fellow in both the SPIE and Optica, a Senior Member of the IEEE and received the Memorial D.S. Rozhdestvensky Medal from the Russian Optical Society (2015). In 2016, he joined the Oklahoma State University CAS Hall of Fame, and in 1996 received the R&D 100 Award for the Ce:LiSAF Laser System.

Stephen W. McCahon: Dr. Stephen McCahon has served as the Company’s Chief Science Officer since May 2023. From May 2019 until May 2023, he served, pursuant to a Consulting Agreement, as Chief Scientist, providing input into the strategic direction of the Company and assistance in building relationships in the defense markets. He was an original founder of the Company and returned to the Company to serve as our Chief Scientist. Dr. McCahon has been a scientific researcher, technology developer, and entrepreneur for over 30 years. He has co-authored more than 50 scientific publications and has more than 30 patents issued, patents pending, or invention disclosures in preparation for patent submission. . He was a Member of the Research Staff in the Optical Physics Department at the Hughes Research Laboratory in Malibu, California from 1986 to 1996 performing basic research in the area of optical physics and non-linear optical materials. In 1996, Dr. McCahon moved to Raytheon (Hughes) Missile Systems Co, in Tucson, Arizona, during which time he was significantly responsible for the successful creation and development of the Directed Energy Weapons Product Line and served as its Chief Scientist. He left Raytheon in 2002 to co-found Applied Energetics Inc. in Tucson, Arizona, to develop Directed Energy Weapons for the DoW including very high energy and average power ultrashort pulse (USP) laser sources and Laser Guided Energy (LGE®) technologies. In April 2010, he left Applied Energetics to form Applied Optical Sciences where he developed technologies related to the application of optical physics to a broad range of areas, including photonics and USP laser development. From February 2016 through May 2019, he served as a consultant to the Company. In 2019, Applied Energetics purchased substantially all of the assets of Applied Optical Sciences, integrating it into Applied Energetics, and retained him as Chief Scientist through the above-mentioned Consulting Agreement. He served as Chief Scientist under this Consulting Agreement until the board appointed him Chief Science Officer in May 2023. Dr. McCahon is a graduate of the University of Southern California (BSEE, MSEE) and holds a Ph.D., Photonics, Inter-disciplinary Physics and Electrical Engineering, from the University of Iowa.

David E. Spence: Dr. Spence has served as the Company’s Chief Product Officer (“CPO”) since November 2025. Prior to joining the Company, he was with Spectra Physics, a subsidiary of MKS Instruments in Newport, CA, as a Senior Scientist from 1996 until 2010 and then as Advanced R&D Manager and Senior Engineering Manager, Advanced Technology Development Group for MKS Instruments. In that capacity, he directed cross-functional teams developing next-generation ultrashort pulse laser systems, nonlinear optical solutions, and diode-pumped solid-state amplifiers. Dr. Spence has more than 25 years of experience in the conception, design, and commercialization of advanced laser technologies across industrial, scientific, and defense markets. Dr. Spence is also an Optica Fellow, holds over a dozen issued patents, and has authored numerous scientific publications. Dr. Spence holds a Ph.D. in Laser Physics from the University of St. Andrews in Scotland and a B.Sc. in Physics with First Class Honors from the University of Stirling.

Qualifications, Experience and Skills of Directors and Nominee

Our directors bring to our board a wealth of executive leadership experience and technical knowledge derived from their service as senior executives, founders of industry and legal or financial professionals. Our board members have demonstrated strong business acumen and an ability to exercise sound judgment, and each of them has a reputation for integrity, honesty and adherence to ethical standards. When considering whether each director or director nominee has the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the other board members focus primarily on the information discussed in each of the directors’ individual biographies set forth above and the specific individual qualifications, experience and skills as described below:

●	Mr. Adamczyk’s qualifications as a director include his expertise in corporate finance, capital markets, strategy and building high performing teams to execute the Company’s business strategy. Mr. Adamczyk was part of the team that led the 2018 proxy of Applied Energetics, establishing a new Company board and management team and recapitalizing the Company to pursue the development of its technology and IP portfolio. He, along with the others in this group, continues his work to establish a foundation of good corporate governance and transparency, and focus the Company’s efforts in driving growth, bringing technology to market, and stockholder value.

●	Mr. Donaghey’s qualifications as a director include his many years of experience in finance and operations, particularly in the defense sector, a bachelors degree in mechanical engineering, and completion of the Advanced Management Program at Harvard University in 2021. He has spent many years working in finance as well as mergers and acquisitions for defense contractors and is also a veteran of the United States Navy.

●	Ms. O’Hara’s qualifications as a director include her many years of experience in securities, corporate and commercial law and the business and financial knowledge she has acquired over those years as well. She has also acquired specific knowledge and experience in the various other areas of law and business that affect the Company on a daily basis.

●	Mr. Andrews’s qualifications as a director include many years of leadership in a wide range of industries, including manufacturing, transportation, financial services, entrepreneurship, and higher education including both executive and board positions with public and private companies. He has also served on the audit committees of two companies, which gives him particular insights as we work toward implementing a committee structure. He also brings to the board a great deal of experience as a private investor.

●	Mr. Schultz’s qualifications as a director include his expertise in the equity investment industry. He has been an investor in and advisor to Applied Energetics since its public inception in 2004 and has an intimate knowledge of the Company’s background, including its history and financials. Mr. Schultz and his entity Oak Tree Asset Management were part of the team that led the 2018 proxy, establishing a new Company board and management team and recapitalizing the Company to pursue the development of its technology and IP portfolio. He, along with the others in this group, continues his work to establish a foundation of good corporate governance and transparency.

●	Mr. Alber’s qualifications as a director include over 30 years of experience serving in executive leadership positions within both public and private companies, possessing a strong balance of strategic thinking, business acumen and operational skills. He has served as a finance executive, with particular experience with publicly listed government contractors where he has navigated challenging situations and handled many of the issues that typically face growing companies in this space. He also has experience with stock exchange listings and knows the relevant processes, criteria, and requirements as well as extensive experience with capital restructuring transactions, including initial public offering (IPO), multiple debt/equity offerings, new credit facilities, and equity buy-back programs. He has led multiple strategic acquisitions, divestitures and reorganizations to drive growth, diversification, and shareholder value.

●	Mr. Rodriguez’s qualifications as a director nominee include his many years of experience in finance, strategic planning, and operations for dynamic technology and manufacturing companies, both public and private. This has given him a deep understanding of the manufacture and sale of highly engineered products across different industries, both domestically and internationally. His experience has included product portfolio planning, pricing, cost management, and strategy development, during periods of strategic pivots, profitability inflection points, high growth, or distress, and driving execution in complex international operations with cross border P&L responsibility.

Code of Ethics

Applied Energetics has adopted a Code of Business Conduct and Ethics that applies to all of Applied Energetics’ employees and directors, including its Chief Executive Officer and Chief Financial Officer (and principal accounting officer). Applied Energetics’ Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Applied Energetics’ business.

Our Code of Ethics and Business Conduct is available upon request made to us in writing at the following address, and will be provided without charge:

Applied Energetics, Inc.

Attention: Chief Legal Officer

9070 S Rita Road, Suite 1500

Tucson, AZ 85747

Director Independence

Although, as a “smaller reporting company” on the OTCQB Market, the Company is not currently required to have independent directors, the Board has determined that Messrs. Schultz, Alber and Andrews qualify as independent directors under the OTCQB Standards. In making these determinations, the Board of Directors considered all transactions and relationships between each director, or any member of his immediate family, and the Company, including the director compensation described under “Executive Compensation — Director Compensation” elsewhere in this Proxy Statement and Mr. Schultz’s prior consulting relationship with the Company. If Mr. Rodriguez is elected at the Annual Meeting, the Board expects to determine whether he qualifies as an independent director under the OTCQB Standards.

Committees of the Board of Directors

As a Smaller Reporting Company listed on the OTCQB, Applied Energetics is not required to have established committees of its Board. However, on November 18, 2025, the Company submitted an application to The Nasdaq Stock Market LLC to list our common stock on the Nasdaq Capital Market. If the Company’s common stock is listed on the Nasdaq Capital Market, it will then be subject to certain governance requirements, including that it maintain an audit committee, a compensation committee, and a nominating and governance committee, in addition to a majority of independent directors on the Board and all of these committees consisting of independent directors. In lieu of a nominating and governance committee, directors may be nominated by a majority of the independent directors.

Both to continue enhancing the Company’s corporate governance and in anticipation of a possible listing to the Nasdaq Capital Market, during the fourth quarter of 2025, our Board established an Audit Committee and a Compensation Committee.

Audit Committee

Messrs. Alber, Adamczyk and Andrews are members of the Audit Committee, and Mr. Alber serves as Chairman. Messrs. Alber and Andrews are independent directors. If we uplist to the Nasdaq Capital Market, we intend to have an Audit Committee that will comply with the rules of the Securities and Exchange Commission (“SEC”) and listing standards of the Nasdaq Capital Market. The committee operates under a charter that was approved by our Board. The primary purposes of our Audit Committee are to assist the Board’s oversight of:

●	the integrity of our financial statements;

●	our compliance with legal and regulatory requirements;

●	the qualification and independence of our independent registered public accounting firm; and

●	the performance of our internal audit function.

The Audit Committee also reviews with management the Company’s process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures.

Audit Committee Financial Expert

The Board has determined that Mr. Alber qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, based on his experience as chief financial officer of publicly traded companies and his related experience in corporate finance, capital markets and financial reporting, as described under “Proposal 1 — Information about Director Nominees” elsewhere in this Proxy Statement. The Board has further determined that Mr. Alber is an independent director. The designation of Mr. Alber as an audit committee financial expert does not impose on him any duties, obligations or liability that are greater than the duties, obligations and liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation, and does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee

Messrs. Alber, Adamczyk and Andrews are members of the Compensation Committee, and Mr. Andrews serves as Chairman. Messrs. Alber and Andrews are independent directors. If we uplist to the Nasdaq Capital Market, we intend to have a Compensation Committee that will comply with the rules of the SEC and listing standards of the Nasdaq Capital Market. The committee operates under a charter that was approved by our Board. The primary purposes of our Compensation Committee are to assist the Board’s oversight of:

●	developing and maintaining a clear executive compensation philosophy that aligns with Company strategy, culture and performance goals;

●	approving total compensation which includes determining appropriate levels of base salary, bonus, stock options, benefits and other compensation components for the CEO and other executive officers; and

●	evaluating executive performance against established corporate goals and objectives short and long term.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq, if applicable, and the SEC.

In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities and in accordance with any market or regulatory requirements.

Each of our standing committees has a written charter which is available on the Investor Relations page of our website at www.appliedenergetics.com.

Executive Employment Agreements

See “Executive Compensation — Employment Agreements for Named Executive Officers” elsewhere in this Proxy Statement.

Communication Directed to the Board

Any stockholder interested in addressing a communication to the Board may do so directly by mail to the following address:

Applied Energetics, Inc.
Attention: Board of Directors
9070 S Rita Road, Suite 1500
Tucson, AZ 85747

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a formal policy requiring that the positions of Chairman of the Board and Chief Executive Officer be held by the same person or by different persons and instead retains the flexibility to determine the leadership structure it believes best serves the Company and its stockholders at any given time. The Board currently separates these roles. Mr. Adamczyk has served as Chairman of the Board since May 2019 and as Executive Chairman since November 2021, and Mr. Donaghey has served as President and Chief Executive Officer since November 2024. The Board believes that this separation is appropriate for the Company at its current stage of development because it permits the Chief Executive Officer to focus on the Company’s technology development, business operations and commercial strategy, while the Executive Chairman devotes substantial attention to capital-raising activities, organizational development, strategic initiatives and the Company’s preparations for a potential listing on a national securities exchange.

Role of the Board of Directors in Risk Oversight

The Board, as a whole, is responsible for the oversight of the Company’s risk management processes, while management is responsible for the day-to-day identification, assessment and management of risk. The Board generally holds at least one formal meeting each month and frequently schedules additional informal conference calls for informational purposes, which the Board believes affords it a regular opportunity to review with management the material risks facing the Company, including risks relating to the Company’s liquidity and access to capital, the development and protection of its technology and intellectual property portfolio, its dependence on U.S. government and defense-sector customers, its ability to attract and retain key scientific and executive personnel, cybersecurity and information security, and legal and regulatory compliance.

The Board administers certain of its risk oversight responsibilities through its standing committees. The Audit Committee assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, engagement, compensation, independence and performance of the Company’s independent registered public accounting firm, the Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures, and the performance of the Company’s internal audit function. The Compensation Committee is charged with assisting the Board in overseeing risks associated with the Company’s compensation policies and practices, including the design of the Company’s incentive and equity compensation programs. Each committee reports to the Board on the matters within its oversight responsibility, and the Board retains ultimate oversight responsibility for the Company’s risk management.

The Board does not believe that its role in the oversight of the Company’s risks affects its leadership structure. The Board reviews its leadership structure periodically and will continue to do so in light of the Company’s size, stage of development, operations and any applicable listing standards or other regulatory requirements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses the compensation for the persons who served in the positions indicated for the years ended December 31, 2025 and 2024. As a smaller reporting company, we have determined our named executive officers in accordance with Item 402(m)(2) of Regulation S-K, which covers each individual who served as our principal executive officer during the last completed fiscal year and our two most highly compensated executive officers other than our principal executive officer. Mr. Donaghey served as our Chief Operating and Financial Officer from July 2022 until becoming President and Chief Executive Officer in November 2024. Dr. Quarles served as our Chief Executive Officer from May 2019 and President since January 2022 through November 2024 when he became CEO Emeritus and Government and Institutional Relations Executive. Dr. McCahon has served as Chief Science Officer since May 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation	Total

Christopher Donaghey,	2025	$400,000	$-	$-	$-	$-	$400,000
President and Chief Executive Officer (1)	2024	$354,167	$-	$-	$656,582	$-	$1,010,749

Gregory J. Quarles,	2025	$350,000	$-	$-	$-	$-	$350,000
CEO Emeritus and Government and Institutional Relations Executive	2024	$400,000	$-	$-	$-	$-	$400,000
Stephen W. McCahon,	2025	$350,000	$-	$-	$-	$-	$350,000
Chief Science Officer	2024	$325,000	$-	$-	$-	$-	$325,000

(1)	Mr. Donaghey’s 2024 salary is based on an annual amount of $350,000 for the first 11 months of 2024, serving as Chief Operating and Financial Officer, and of $400,000 for the last one month of 2024 as President and Chief Executive Officer. During the last month of 2024 and for all of 2025, Mr. Donaghey served as President and CEO and as the Company’s Principal Financial and Accounting Officer. Effective January 2026, the Company appointed Warren J. Spector as Chief Financial Officer as well as the Principal Accounting Officer.

(2)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used in these valuations are set forth in Note 1 to the Notes to Consolidated Financial Statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Director Compensation

The following table discloses our director compensation for the years ended December 31, 2025 and 2024:

Name	Year	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)(3)	All Other Compensation ($)	Total
Bradford T. Adamczyk,	2025	$250,000	(1)		$-	$-	$-	$250,000
Executive Chairman	2024	$215,000			$-	$-	$-	$215,000

Michael J. Alber	2025	$-			$-	$-	$-	$-
	2024	$-			$-	$419,028	$-	$419,028

John E. Schultz Jr.	2025	$101,667	(2)		$-	$-	$-	$101,667
	2024	$90,000			$-	$-	$-	$90,000

A. Scott Andrews	2025	$-		$		$629,236	$-	$629,236
	2024	$-			$-	$-	$-	$-

(1)	Mr. Adamczyk’s 2025 director compensation is based on an annual amount of $215,000 for the first five months of 2025 and of $275,000 for the last seven months of 2025.

(2)	Mr. Schultz’s 2025 director compensation is based on an annual amount of $90,000 for the first five months of 2025 and of $110,000 for the last seven months of 2025.

(3)	The amounts reported in the Option Awards column represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718 and consist of $629,236 for the award granted to Mr. Andrews in 2025 and $419,028 for the award granted to Mr. Alber in 2024. The assumptions used in these valuations are set forth in Note 1 to the Notes to Consolidated Financial Statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. As of December 31, 2025, the aggregate number of shares underlying outstanding option awards held by each director was 4,830,000 for Mr. Adamczyk, 2,500,000 for Mr. Schultz, 250,000 for Mr. Alber and 250,000 for Mr. Andrews, and no director held any outstanding stock awards.

Narrative to Director Compensation Table

Director compensation is determined by the Board on an individual basis, and the arrangements described below are not uniform among our directors. However, the Board does attempt to maintain some consistency among directors based upon each director’s background and anticipated hours of service. We do not maintain a formal non-employee director compensation policy, and we do not pay separate retainer, committee service, chairmanship or meeting attendance fees.

Mr. Adamczyk receives cash compensation in respect of his service as Executive Chairman, which is an executive officer position, at the annual rates described in footnote (1) above, and he does not receive any separate fees for his service as a member of the Board or of its committees. Mr. Schultz receives cash fees for his service as a director at the annual rates described in footnote (2) above. Messrs. Alber and Andrews do not receive cash fees for their service as directors and have instead received stock option awards, as reflected in the table above. Ms. O’Hara and Mr. Donaghey, each of whom is an employee of the Company, do not receive any compensation for their service as directors. Dr. Quarles did not receive any compensation for his service as a director, and all of his compensation is reported in the Summary Compensation Table above

Board Considerations in Determining Salaries

Our executive compensation program is designed to attract, retain, and incentivize talented executives with a dedication to achieving our scientific, financial, and strategic objectives. Our 2025 compensation program consisted primarily of base salary as we awarded certain officers time-vesting equity during prior years. Mr. Donaghey received additional options and an increase in salary, in 2024, as consideration for his acceptance of the position of President and Chief Executive Officer. Compensation of our named executive officers is primarily determined by compensation levels in the market for their services, among large- and small-cap defense and technology companies. The Board considers recommendations from various outside consultants and other informed sources in making compensation decisions. Aligning executive compensation with stockholder interests is a key consideration for our compensation program. As we continue to grow, we anticipate developing and evolving our compensation program around specific objectives and key responsibilities with metrics and compensation targets.

For 2025, base salary represented all of the total compensation reported for each of our named executive officers in the Summary Compensation Table, and no bonuses were paid. For 2024, base salary represented approximately 35% of the total compensation reported for Mr. Donaghey, with the balance attributable to the grant date fair value of the stock options granted in connection with his appointment as President and Chief Executive Officer.

Equity Grant Policies

Pursuant to our compensation programs, we may grant awards and stock options to certain employees from time to time. We have not adopted a formal policy regarding the timing of equity award grants, including stock option grants. However, our compensation committee generally approves equity award grants during its regularly scheduled meetings. While the compensation committee has discretionary authority to grant equity awards outside of this cycle, the compensation committee does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on planned equity grant dates. The Board does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on planned equity grant dates. During the year ended December 31, 2025, we did not grant any stock options or stock appreciation rights to any named executive officer, and accordingly no tabular disclosure is required under Item 402(x)(2) of Regulation S-K.

Employment Agreements for Named Executive Officers

Effective November 25, 2024, we entered into an Executive Employment Agreement with Christopher Donaghey setting forth the terms of his service as President and Chief Executive Officer. The agreement is for a term of three years and is renewable thereafter for sequential one-year periods. The agreement may be terminated by the Company for “Cause” or by Mr. Donaghey for “Good reason” both of which terms are defined in the agreement. The agreement may also be terminated, without Cause or Good Reason, by either party upon 60 days’ written notice to the other.

The agreement calls for (i) a cash salary of $400,000 per annum, payable monthly, and eligibility for a discretionary bonus within 60 days of the end of each year, and (ii) incentive stock options to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.78 per share under the Company’s 2018 Incentive Stock Plan. These options vest in installments based upon achievement by the Company of target amounts of “gross revenue” (as defined under US GAAP) during any one fiscal-year period (each, an “Annual Revenue Target”) as follows: with respect to 170,000 shares, upon achievement of an Annual Revenue Target of $10 million; with respect to an additional 330,000 shares, upon achievement of an Annual Revenue Target of $25 million; and with respect to the remaining 500,000 shares, upon achievement of an Annual Revenue Target of $50 million. The installments shall be cumulative (i.e., the options may be exercised, as to any or all shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of the options, and achievement of more than one Annual Revenue Target in any one fiscal-year period will cause the options to vest as to shares covered by both such installment amounts). In the event of a termination of the agreement by Mr. Donaghey with Good Reason, or by us without cause, we must pay him any unpaid base compensation due as of the termination date as well as any pro rata unpaid bonus and any unpaid expenses plus additional severance of 90 days’ base salary.

As of April 18, 2019, we entered into an Executive Employment Agreement with Dr. Gregory J. Quarles setting forth the terms of his service as Chief Executive Officer. The agreement called for (i) a cash salary of $250,000 per annum, payable monthly, and eligibility for a discretionary bonus within 60 days of the end of each year, and (ii) options to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.35 per share. These options were issued pursuant to a grant agreement, dated as of April 18, 2019, and vest immediately with respect to 500,000 shares and in semi-annual installments with respect to the remaining 4,500,000 shares. The agreement also provided for Quarles to retain 2,000,000 options previously granted to him under a Consultant Stock Option Agreement in 2017, for his services on the Scientific Advisory Board, which are subject to vesting based on achievement of performance milestones. Dr. Quarles forfeited options to purchase an additional 1,500,000 shares under another prior option agreement. Dr. Quarles also received health and life insurance and other standard benefits under the agreement and reimbursement of certain out-of-pocket expenses. This agreement was amended December 15, 2020, increasing Dr. Quarles’ salary to $300,000 per year effective January 1, 2021, on November 30, 2021, increasing his salary to $350,000 per year effective January 1, 2022, and again, on November 29, 2022, increasing his salary to $400,000 per year effective November 1, 2022.

Effective November 25, 2024, the Board accepted the resignation of Dr. Quarles as President and Chief Executive Officer and entered into an Employment and Transition Agreement with Dr. Quarles pursuant to which he serves as CEO Emeritus. This agreement has an initial term of one year and may be extended by mutual agreement for an additional year. Under this agreement, he is to receive a salary at a monthly rate of $33,333 until March 1, 2025 and $29,167 thereafter, subject to certain performance criteria.

As of May 1, 2023, we entered into an Executive Employment Agreement with Dr. Stephen W. McCahon setting forth the terms of his service as Chief Science Officer. The agreement is for an initial term through December 31, 2025, and is renewable thereafter for sequential one-year periods unless terminated by either party. The agreement may be terminated by the Company for “cause” or by McCahon for “Good Reason” both of which terms are defined in the agreement.

The agreement calls for a cash salary of $300,000 annualized for 2023, $325,000 for 2024 and $350,000 for 2025, plus standard benefits. The agreement also requires the Company to reimburse certain out-of-pocket expenses. In the event that we terminate the agreement for cause or he terminates without Good Reason, he will receive base compensation and expense reimbursement through the date of termination but will forfeit any unvested equity compensation.

Prior to entering into his Executive Employment Agreement described above, Dr. McCahon served as our Chief Scientist, pursuant to a Consulting Agreement, dated as of May 24, 2019 (the “SWM Consulting Agreement”), by and between the Company and SWM Consulting LLC, of which he is the principal. The SMW Consulting Agreement provided for a combination of cash and equity compensation. The SWM Consulting Agreement provided for cash compensation of $180,000 for the first year and $250,000 during each of the second and third years of the term. Under the SWM Consulting Agreement, the Company also repurchased 5,000,000 shares if its common stock, issued to Dr. McCahon in 2016 under a prior Consulting Agreement, at a price of $0.06 per share based on the Company share price at the time of the SWM Consulting Agreement. 5,000,000 of an additional 15,000,000 shares held by Dr. McCahon are subject to a lock-up and released pro rata each month during the term of the agreement which may be accelerated in the event of termination other than for cause or a change in control. Effective May 23, 2022, the Company and Dr. McCahon agreed to an extension of the SWM Consulting Agreement upon the same general terms and conditions. On January 17, 2023, the Company amended the SWM Consulting Agreement. The amendment was effective as of January 1, 2023, provided for an extended term of three years, commencing on that date, and increased compensation under the agreement to $300,000, $325,000 and $350,000 per year for the first, second and third years of the extended term, respectively. The Consulting Agreement terminated upon execution of Dr. McCahon’s Executive Employment Agreement described above. Thus Dr. McCahon’s current compensation under his Executive Employment Agreement is commensurate with what he was to receive under the SMW Consulting Agreement.

Dr. McCahon is a significant stockholder of the Company. See “Security Ownership of Certain Beneficial Owners and Management.”

Outstanding Equity Awards at Fiscal Year-End

The following table discloses outstanding equity awards held by the named executive officers at December 31, 2025:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable		Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested		Market Value of Shares of Units of Stock That Have not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested

Gregory J. Quarles(1)	4,850,000	-			$0.35	4/18/2029	1,954,545	(1)	$3,537,726	(1)
Christopher Donaghey(2)	150,000	-			$0.35	04/29/2029	100,000	(2)	$181,000	(2)
	200,000	-			$0.61	05/21/2031
	750,000	250,000	(3)		$2.36	07/13/2032
				1,000,000	$0.78	11/26/2034
Stephen W. McCahon	-	-			-	-	-		-

(1)	Dr. Quarles also holds Restricted Stock Units covering 1,954,545 shares of the Company’s common stock, which are subject to milestone vesting and terminate in November 2032. The units vests upon the occurrence of both of the following: (a)the Company receiving cumulative revenues in the amount of $5 million as a direct result of specified customer leads generated for the Company by Quarles; and (b) the Company’s completion of an offering of its common stock with proceeds specified therein and sufficient to cover any tax withholding pertaining to the units. Market value is based on the closing market price of our common stock of $1.81 per share on December 31, 2025.

(2)	At December 31, 2025, Mr. Donaghey also held Restricted Stock Units covering 100,000 shares of the Company’s common stock, which are fully vested. Market value is based on the closing market price of our common stock of $1.81 per share on December 31, 2025.

(3)	The 250,000 options reported as unexercisable at an exercise price of $2.36 per share vested on July 12, 2026. The 1,000,000 options at an exercise price of $0.78 per share vest only upon the Company’s achievement of the annual revenue targets described under “Employment Agreements for Named Executive Officers” above.

(4)	Dr. McCahon held no outstanding equity awards at December 31, 2025.

Additional Narrative Disclosure

There are no termination or change in control agreements in place with respect to these individuals that would require payments, except for Mr. Donaghey’s Executive Employment Agreement which calls for standard severance of 90 days’ base salary.

We do not maintain any defined benefit or actuarial pension plan, any supplemental executive retirement plan or any other plan that provides for specified retirement payments or benefits, or for payments or benefits that will be provided primarily following retirement, for our named executive officers. We maintain a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code in which our named executive officers are eligible to participate on the same basis as our other salaried employees, and we did not make matching or other contributions under that plan for the year ended December 31, 2025.

Other than as described below, we are not party to any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination of employment or a change in control of the Company.

Mr. Donaghey’s Executive Employment Agreement provides that, if we terminate his employment without Cause or he terminates his employment for Good Reason, we must pay him any unpaid base compensation due as of the termination date, any pro rata unpaid bonus and any unpaid expenses, plus severance equal to 90 days’ base salary.

Dr. McCahon’s Executive Employment Agreement provides that, if we terminate his employment for cause or he terminates his employment without Good Reason, he will receive base compensation and expense reimbursement through the date of termination and will forfeit any unvested equity compensation. In addition, the release of the shares held by Dr. McCahon that remain subject to the lock-up described under “Employment Agreements for Named Executive Officers” above may be accelerated in the event of a termination other than for cause or a change in control.

Dr. Quarles’s Employment and Transition Agreement does not provide for any payment or benefit in connection with a termination of his service or a change in control of the Company. However, vesting of Dr. Quarles’s Restricted Stock Units accelerates upon a change in control of the Company.

Pay versus Performance

The following tables provide information regarding the relationship between compensation actually paid to the Company’s executive officers and its financial performance, over the periods indicated, and is required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. Fair value amounts below are computed in a manner consistent with the fair value methodology under Black Scholes-Merton option valuation model used to account for share-based payments in our financial statements under generally accepted accounting principles. Assumptions included in these calculations are set forth in Note 1 in the Notes to Consolidated Financial Statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Total stockholder return has been calculated in a manner consistent with Item 402(v) of Regulation S-K.

The disclosure included in this section is prescribed by SEC rules and does not necessarily reflect the Company’s views on the link between Company performance and our named executive officers’ (“NEO”) pay. The board did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

“Compensation Actually Paid,” which is presented in the table below, is defined by the SEC and does not refer to cash amounts actually paid, earned or received by our named executive officers. A significant portion of the “Compensation Actually Paid” amounts shown relates to changes in values of awards issued in prior years. Volatility in the stock price is a major factor in calculating these values, and the market for our common stock has experienced periods of significant volatility. Such volatility generally serves to increase the valuation of options but may not yield any benefit to the individual officers holding such options. Any unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our share price. The ultimate values actually realized by our named executive officers from unvested equity awards, if any, cannot be determined until the awards fully vest and are exercised or settled, as the case may be.

Year(1)	Summary Compensation Table Total for PEO Donaghey ($)(2)(3)	Compensation Actually Paid to PEO Donaghey ($)(4)	Summary Compensation Table Total for PEO Quarles ($)(2)(3)	Compensation Actually Paid to PEO Quarles ($)(4)	Average Summary Compensation Table Total for Non- PEO Named Executive Officers ($)(2)(5)	Average Compensation Actually Paid to Non- PEO Named Executive Officers ($)(6)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(7)	Net Loss ($)
2025	$400,000	2,515,000			350,000	1,493,409	92	14,872,730
2024	33,333	1,354	666,667	(1,998,333)	316,667	(304,918)	33	9,174,958
2023			400,000	898,409	300,000	599,783	113	7,350,435

(1)	In accordance with Item 402(v) of Regulation S-K, only three years of information is required for smaller reporting companies.

(2)	The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (“SCT”) set forth in the Company’s most recently filed Annual Report on Form 10-K and elsewhere in this Proxy Statement. See the footnotes to the SCT for further detail regarding the amounts in this column.

(3)	For the first 11 months of 2024 and all of 2023, the data reflects compensation paid to Gregory J. Quarles, as Principal Executive Officer (“PEO”). Dr. Quarles served as the Company’s President and Chief Executive Officer through November 2024 and was succeeded by Christopher Donaghey, who, prior to such time, served as our Chief Operating and Financial Officer. Accordingly, Mr. Donaghey’s compensation data and analysis as PEO is for the last month of 2024, and his compensation for the first 11 months of 2024 and all of 2023 are included with those of the other non-PEO NEOs.

(4)	The following table sets forth the adjustments made during 2023, 2024 and 2025 in the Pay Versus Performance Table to arrive at compensation “actually paid” to Gregory Quarles as our PEO:

Adjustments to Determine Compensation “Actually Paid” for PEO	Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Column in the SCT	Increase for Fair Value of Awards Granted during the year that Remain Unvested as of Year End	Increase for Fair Value of Awards Granted during the year that Vested during year	Increase/ deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	Increase/ deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	Deduction of Fair Value of Awards Granted Prior to year that were Forfeited or Modified during year	Dollar Value of Dividends or other Earnings Paid on Stock Awards prior to Vesting Date not otherwise included in Total Compensation	Total Adjustments
2025	—	2,115,000	—	—	—	—	—	—
2024	—	—	—	(2,364,999)	—	—	—	(2,364,999)
2023	$—	—	—	498,409	$—	$—	$—	$498,409

The following table sets forth the adjustments made during 2023, 2024 and 2025 in the Pay Versus Performance Table to arrive at compensation “actually paid” to Christopher Donaghey as our PEO:

Adjustments to Determine Compensation “Actually Paid” for PEO	Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Column in the SCT	Increase for Fair Value of Awards Granted during the year that Remain Unvested as of Year End	Increase for Fair Value of Awards Granted during the year that Vested during year	Increase/ deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	Increase/ deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	Deduction of Fair Value of Awards Granted Prior to year that were Forfeited or Modified during year	Dollar Value of Dividends or other Earnings Paid on Stock Awards prior to Vesting Date not otherwise included in Total Compensation	Total Adjustments
2025	—	—	—	1,419,500	695,500	—	—	2,115,000
2024	—	53,333	—	(65,625)	(19,688)	—	—	(31,979)
2023	$—	—	—		$—	$—	$—	$—

(5)	During all of 2023 and through November 2024, our non-PEO NEOs consisted of Christopher Donaghey (Chief Financial and Operating Officer), Stephen W. McCahon, our Chief Science Officer, and Mary P. O’Hara, our General Counsel and Chief Legal Officer. Mr. Donaghey was appointed as our Chief Financial and Operating Officer effective August 1, 2022 and became President and CEO in November 2024. For all of 2025, our Non-PEO NEOs consisted of Gregory J. Quarles and Stephen W. McCahon.

(6)	The following table sets forth the adjustments made during 2023, 2024 and 2025 in the Pay Versus Performance Table to arrive at the average compensation “actually paid” to our non-PEO NEOs:

Adjustments to Determine Average Compensation “Actually Paid” for Non-PEO NEOs	Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Column in the SCT		Increase for Fair Value of Awards Granted during the year that Remain Unvested as of Year End	Increase for Fair Value of Awards Granted during the year that Vested during year	Increase/ deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	Increase/ deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	Deduction of Fair Value of Awards Granted Prior to year that were Forfeited or Modified during year	Dollar Value of Dividends or other Earnings Paid on Stock Awards prior to Vesting Date not otherwise included in Total Compensation	Total Adjustments
2025		—	—	—	1,143,409	—	—	—	1,143,409
2024	$		195,556	—	(480,292)	(117,988)	—	—	(402,724)
2023		$—	—	$—	$(33,383)	$333,167	$—	—	$299,784

(7)	Total shareholder return is calculated for each year based on a fixed investment of $100 from the beginning of the earliest year in the table (December 31, 2022) through the end of each applicable year in the table.

Pay Versus Performance Relationship Disclosures

Compensation Actually Paid and Net Loss

The graph below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with our net loss for the fiscal years ended December 31, 2023, 2024 and 2025.

Compensation Actually Paid and Cumulative Total Shareholder Return

The graph below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with our cumulative total stockholder return for the fiscal years ended December 31, 2023, 2024 and 2025. Total stockholder return amounts reported in the graph assume an initial fixed investment of $100 on December 31, 2022.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, based on information provided by the persons named below in publicly available filings, as of October 19, 2026:

●	each of our directors, executive officers, and director nominee;

●	all directors and executive officers of ours as a group; and

●	each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock

Unless otherwise indicated, the address of each beneficial owner is in care of Applied Energetics, Inc., 9070 S Rita Road, Suite 1500, Tucson, Arizona 85747. Unless otherwise indicated, the Company believes that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of October 19, 2026, upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options which are currently held by that person and which are exercisable within such 60-day period, but that options and warrants held by all other persons were not exercised and based the percentage ownership on 224,374,884 shares outstanding on October 19, 2026.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned(1)
Bradford T. Adamczyk	7,035,081	(2)	3.1%
Christopher Donaghey	2,523,747	(3)	1.1%
Gregory J. Quarles	6,797,945	(4)	2.9%
Stephen W. McCahon	14,107,861	(5)	6.3%
Mary P. O’Hara	1,000,000	6)	*
John E. Schultz Jr.	4,320,000	(7)	1.9%
Michael J. Alber	175,000	(8)	*
A. Scott Andrews	1,298,775	(9)	*
Ricardo C. Rodriguez	-0-		--
Kevin T. McFadden	12,100,000	(12)	5.3%
All directors, executive officers, and the director nominee as a group (11 persons)	37,143,254		16.9%

*	Less than one percent.

(1)	Computed based upon the total number of shares of common stock, restricted shares of common stock and shares of common stock underlying options or warrants held by that person that are exercisable within 60 days of the Record Date.

(2)	Based on information contained in a Form 4 filed with the SEC on June 8, 2026. Includes 1,563,599 shares of common stock held by Moriah Stone Global L.P., which is controlled by Mr. Adamczyk. Also includes 4,800,000 shares of common stock underlying options, 3,500,000 of which are held in the name of the Adamczyk Family 2021 LLC.

(3)	Based on information contained in a Form 4 filed with the SEC on August 26, 2026. Includes options to purchase 1,000,000 shares of common stock which are subject to vesting upon the upon the Company’s achievement of the annual revenue targets described under “Employment Agreements for Named Executive Officers” above.

(4)	Based on information contained in a Form 4 filed with the SEC on January 28, 2026. Includes options to purchase up to 4,843,000 shares of common stock, which are fully vested, and restricted stock units covering 1,954,545 shares of common stock. The units vests upon the occurrence of both of the following: (a) the Company receiving cumulative revenues in the amount of $5 million as a direct result of specified customer leads generated for the Company by Dr. Quarles; and (b) the Company’s completion of an offering of its common stock with proceeds specified therein and sufficient to cover any tax withholding pertaining to the units. Market value is based on the closing market price of our common stock of $1.81 per share on December 31, 2025.

(5)	Based on information contained in a Form 4 filed with the SEC on October 6, 2026. Includes 1,335,000 shares of common stock underlying warrants.

(6)	Based on information contained in a Form 4 filed with the SEC on May 22, 2025. All such shares of common stock underlie options. Does not include options to purchase up to 500,000 shares which are subject to vesting in amounts of 85,000, 165,000 and 250,000 shares of common stock upon the Company’s achievement of gross revenues in the amounts of $10 million, $25 million and $50 million, respectively.

(7)	Based on information contained in a Form 4 filed with the SEC on May 30, 2023. Includes 500,000 shares of common stock held by Oak Tree Asset Management Ltd., which is controlled by Mr. Schultz, and 720,000 shares of common stock held by Mary Schultz, Mr. Schultz’s wife, in her IRA. Also includes 2,500,000 shares of common stock underlying options. 500,000 of Mr. Schultz’s shares of common stock are held in an IRA.

(8)	Based on information contained in a Form 4 filed with the SEC on April 8, 2024. Does not include 75,000 shares of common stock underlying options all of which are scheduled to vest on April 4, 2027.

(9)	Based on information contained in a Form 3 filed with the SEC on October 7, 2025. Does not include 125,000 shares of common stock underlying options, all of which are scheduled to vest on June 4, 2027.

(10)	Based on contained in Mr. McFadden’s Schedule 13G, filed with the SEC on September 29, 2020. Includes a warrant to purchase 125,000 shares of common stock. Mr. McFadden’s address is 21 Towpath Lane South, Richmond, VA 23221.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires certain officers and directors of Applied Energetics, and any persons who own more than ten percent of the common stock outstanding to file forms reporting their initial beneficial ownership of shares and subsequent changes in that ownership with the SEC. Officers and directors of Applied Energetics, and greater than ten percent beneficial owners are also required to furnish us with copies of all such Section 16(a) forms they file. Based on a review of these filings, one initial report on Form 3 for each of Mr. Spence, the Company’s Chief Product Officer, and Mr. Andrews, a director, two reports on Form 4 for Mr. Donaghey, the Company’s President and CEO, and one report on Form 4 for each of Dr. McCahon, the Company’s Chief Science Officer, and Dr. Quarles, the Company’s CEO Emeritus and director, reporting changes in beneficial ownership, were filed after their respective deadlines. The Company does not believe any other officers or directors failed to timely file any required forms under Section 16(a) during the year ended December 31, 2025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Except as disclosed herein, no director, executive officer, stockholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, since January 1, 2025.

Contractual Relationships with Related Parties

On February 20, 2025, Applied Energetics made a $25,000 contribution to Silicon Valley Defense Group (“SVDG”), a 501(c)(3) non-profit organization, where Mr. Donaghey serves as Chairman of the Board of Directors. As its objective, SVDG “seeks to align and connect the people, capital, and ideas that will ensure allied democracies retain a durable techno-security advantage.”

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to Company policy, all officers and directors of the Company who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to the Company, are required to notify our Board, who will review the proposed transaction and take such action as it sees fit, including, if necessary, formal approval by the Board.

OTHER MATTERS

The Company knows of no other matters to be submitted for a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by over the Internet or by marking, signing, dating and returning your proxy card.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our 2027 Proxy Statement (Rule 14a-8)

Under Rule 14a-8 of the Exchange Act, stockholder proposals that meet certain conditions may be included in our proxy statement and form of proxy for a particular annual meeting. For a stockholder proposal to be considered for inclusion in our proxy materials for our 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), the Corporate Secretary of Applied Energetics, Inc. must receive the written proposal at our principal executive offices no later than July 8, 2027, which is 120 calendar days before the first anniversary of the date this Proxy Statement was first released to stockholders. In the event that we hold our 2027 Annual Meeting more than 30 days before or after the one-year anniversary date of our 2026 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received in a Current Report on Form 8-K or under Item 5 of Part II of our earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must comply with the other requirements of Rule 14a-8, including the share ownership, holding period and resubmission requirements of that rule, regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Other Proposals and Nominations to be Presented at the 2027 Annual Meeting (Rule 14a-4(c)(1))

Our By-laws do not contain an advance notice provision governing the submission of nominations or other business for consideration at an annual meeting of stockholders. Accordingly, with respect to any proposal or nomination that a stockholder intends to present at the 2027 Annual Meeting other than pursuant to Rule 14a-8, written notice must be received by our Corporate Secretary at our principal executive offices no later than September 21, 2027, which is 45 calendar days before the first anniversary of the date this Proxy Statement was first mailed to stockholders. If notice of such a matter is not received by that date, then, in accordance with Rule 14a-4(c)(1) under the Exchange Act, the persons named as proxies in the proxy materials for the 2027 Annual Meeting will have discretionary authority to vote on that matter and intend to vote the shares they represent in accordance with their best judgment. Any such proposal or nomination must also comply with the applicable requirements of the Delaware General Corporation Law, our Certificate of Incorporation, as amended, and our By-laws.

Notice Required to Solicit Proxies in Support of Director Nominees Other Than Our Nominees (Rule 14a-19)

In addition to satisfying the requirements described above, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 Annual Meeting of Stockholders must provide written notice to our Corporate Secretary that sets forth all of the information required by Rule 14a-19 under the Exchange Act, including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the shares entitled to vote on the election of directors. Such notice must be received no later than October 16, 2027, which is 60 calendar days before the first anniversary of the date of the 2026 Annual Meeting. If the date of the 2027 Annual Meeting is changed by more than 30 calendar days from that anniversary date, such notice must instead be provided by the later of 60 calendar days before the date of the 2027 Annual Meeting of Stockholders and the tenth calendar day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made. Compliance with Rule 14a-19 does not relieve a stockholder of the obligation to comply with the notice requirements described under “Other Proposals and Nominations to Be Presented at the 2027 Annual Meeting” above.

Where to Send Proposals and Notices

All proposals and notices described above should be addressed to:

Applied Energetics, Inc.
Attn: Corporate Secretary
9070 S Rita Road, Suite 1500
Tucson, AZ 85747

Our receipt of any such proposal from a qualified stockholder in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2027 Annual Meeting which depends on compliance with other requirements in the proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: November 4, 2026	/s/ Mary P. O’Hara
General Counsel, CLO and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. T04517-P57186 APPLIED ENERGETICS, INC. ANNUAL MEETING OF STOCKHOLDERS DECEMBER 15, 2026 10:00 A.M. ARIZONA TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Stephen W. McCahon and Lizeth Celaya, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of APPLIED ENERGETICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Arizona Time, on December 15, 2026, at Applied Energetics, Inc. Headquarters, 9070 S Rita Road, Suite 1500, Tucson, AZ 85747 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. T04516-P57186 2. To ratify the appointment of RBSM LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! 1. Election of Class III Directors 01) John E. Schultz Jr. 02) Michael J. Alber 03) Ricardo C. Rodriguez For All Withhold All For All Except For Against Abstain ! ! ! APPLIED ENERGETICS, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: APPLIED ENERGETICS, INC. C/O LIZETH CELAYA DIRECTOR OF BUSINESS OPERATIONS 9070 S RITA ROAD, SUITE 1500 TUCSON, AZ 85747 Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 14, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw